Exhibit 99.1

Contact:	Robert L. Bauman HICKOK INCORPORATED 10514 Dupont Avenue Cleveland, Ohio 44108 216/541-8060	February 11, 2008 FOR IMMEDIATE RELEASE

HICKOK INCORPORATED REPORTS FIRST QUARTER
OPERATING RESULTS

CLEVELAND, OH, February 11 Hickok Incorporated (OTC Bulletin Board: HICKA.OB), a Cleveland based supplier of products and services for automotive, emissions testing, locomotive, and aircraft industries, today reported operating results for its fiscal 2008 first quarter ended December 31, 2007.

For the quarter ended December 31, 2007, the Company recorded net income of $1,108,889 or 90 cents per share, compared with a net loss of $390,744 or 32 cents per share, in the same period a year ago. Sales in the first quarter were $7,241,412, up 230% from $2,191,630 a year ago.

Robert L. Bauman, President and CEO said the first quarter results were unusually strong due to shipments of equipment to customers participating in the California Evaporative Emissions Testing Program that the state implemented December 1, 2007. Although the program is largely behind us we are hopeful that the success of the program will encourage other states to consider such programs, he said. He also said that automotive aftermarket sales were weak in the quarter and that he expects the weakness to continue in the second quarter, however, the Company expects the market to get stronger as the year progresses. He added that a project for testing diesel engine fuel injectors is progressing well and the Company believes it will result in substantial orders later this year.

Backlog at December 31, 2007 was $885,000 a slight increase from the backlog of $880,000 a year earlier. The increase was due primarily to increased orders for automotive diagnostic products to automotive OEM's and aftermarket products which include emissions products of $17,000 and $67,000 respectively. These increases were offset in part by a decrease in indicator products of approximately $79,000. These lower levels of backlog are more typical for the Company versus the large backlog level at September 30, 2007 of $5,756,000. The Company anticipates that most of the current backlog will be shipped in fiscal 2008.

The Company's financial position remains strong, with current assets of $8,718,219 that are 10.1 times current liabilities, and no long-term debt, and working capital of  $7,856,399.  At December 31, 2007 shareholder's equity was $9,667,613 or $7.82 per share.

Hickok provides products and services primarily for the automotive, emissions testing,  locomotive, and aircraft industries. Offerings include the development, manufacture and marketing of electronic and non-electronic automotive diagnostic products used for repair, emission testing, and nut-running electronic controls used in manufacturing processes. The Company also develops and manufactures indicating instruments for aircraft, locomotive and general industrial applications and provides repair training programs.

Certain statements in this news release, including discussions of management's expectations for fiscal 2008, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ from those anticipated as a result of risks and uncertainties which include, but are not limited to, Hickok's ability to effectively develop and market new products serving customers in the automotive aftermarket, overall market and industry conditions, the Company's ability to capitalize on market opportunities as well as the risks described from time to time in Hickok's reports as filed with the Securities and Exchange Commission.

HICKOK INCORPORATED
Consolidated Income Statement (Unaudited)

	3 MONTHS
Period ended December 31	2007	2006
Net sales	$7,241,412	$2,191,630
Income (loss) before Income tax	1,753,889	(568,881)
Income (recovery of) taxes	645,000	(193,000)
Income (loss) before cumulative effect of change in accounting principle, net of tax	1,108,889	(375,881)
Cumulative effect of change in accounting for stock based compensation, net of tax of $8,000	-	14,863
Net income (loss)	1,108,889	(390,744)

Basic income (loss) per share before cumulative effect of accounting change	.90	(.31)
Basic income (loss) per share	.90	(.32)
Diluted income (loss) per share before cumulative effect of accounting change	.85	(.31)
Diluted income (loss) per share	.85	(.32)

Weighted average shares outstanding	1,226,437	1,211,245